Exhibit 99.1
2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE November 1, 2011	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports Third Quarter 2011 Results

HOUSTON, TX – (November 1, 2011) Cal Dive International, Inc. (NYSE:DVR) reported a third quarter 2011 net loss of $5.6 million, or $.06 per diluted share, excluding $28.8 million ($.31 per diluted share) of after-tax non-cash impairment charges related to certain fixed assets recorded as part of the Company’s annual impairment review. Including the impairment charges, the Company reported a third quarter net loss of $34.4 million, or $.37 per diluted share. This compares to a net loss of $283.4 million, or $3.11 per diluted share for the same period of 2010, which included $302.5 million ($3.32 per diluted share) in after-tax impairment charges relating to goodwill and certain fixed assets. The improvement in net loss is primarily due to the goodwill impairment charge recorded in the third quarter of 2010 that did not re-occur in 2011.  This was partially offset by lower activity in the Gulf of Mexico in the third quarter of 2011 compared to the third quarter of 2010 which included high activity related to cleanup efforts for the oil spill that resulted from the Macondo well blowout in 2010.

The pre-tax impairment charges relating to fixed assets were $36.6 million recorded in the third quarter of 2011 compared to $23.2 million in the third quarter of 2010. The charges recorded in the third quarter of 2011 are primarily related to a dive support vessel that experienced low utilization levels for an extended period of time in the Southeast Asia region and an idle construction barge. The Company does not expect any additional impairment charges for the remainder of 2011.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, “As expected, the third quarter was our most active quarter of the year primarily due to the favorable seasonal weather in the U.S. Gulf of Mexico.  During the quarter we also successfully completed the bulk of our cost saving initiatives that will benefit the Company moving forward, and we amended our credit facility to provide additional financial flexibility.  However, our current results continue to reflect the challenging market conditions in the Gulf of Mexico and the highly competitive market in Southeast Asia.  While the recovery in the Gulf of Mexico has been slower than expected, the permitting process is continuing to improve.  We are optimistic this will benefit our Company in 2012 as our construction services lag behind drilling activity.  The markets in Southeast Asia continue to be highly competitive and as a result we have reduced our operational and cost structure in the region to reflect the current state of the market.  Elsewhere internationally, our current construction project in Mexico will be completed during the fourth quarter and we were pleased to recently announce our first contract win in Mexico for 2012.  We expect 2012 to be a very active year in Mexico.  In Australia we continue to perform diving related work on the Gorgon project which has now been extended into the first part of 2012. ”

Financial Highlights

•	Backlog: Contracted backlog was $221 million as of September 30, 2011 compared to backlog of $191.5 million at December 31, 2010 and $233.4 million at September 30, 2010.

•
Revenues:  Third quarter 2011 revenues were $132.9 million compared to $193.8 million generated during the third quarter 2010.  Increased revenues from diving related work in Australia were offset by reduced revenues from the Gulf of Mexico primarily as a result of the lower activity levels compared to the same period in 2010 related to oil spill cleanup efforts following the Macondo well blowout.    Effective utilization for the Company’s saturation diving vessels decreased from 88% to 67%, surface diving vessels decreased from 75% to 55% and construction barges decreased from 46% to 28%, from the third quarter of 2010 to the third quarter of 2011, respectively.

•
Gross Profit: Third quarter 2011 gross profit decreased by $34.7 million to a gross profit of $12.1 million as compared to a gross profit of $46.7 million in the third quarter 2010.  The decrease in gross profit is primarily due to reduced activity in the Gulf of Mexico partially offset by gross profit generated by diving related work in Australia.

•
SG&A: Third quarter 2011 selling and administrative expenses decreased by $1.7 million to $13.4 million as compared to the third quarter 2010.  The decrease is primarily due to cost savings initiatives and decreases in certain accruals relating to employee benefit plans.  These decreases were partially offset by one-time severance costs incurred in the quarter.  As a percentage of revenue, selling and administrative expenses were 10% for the third quarter 2011 and 8% for the third quarter 2010.

•	Net Interest Expense: Third quarter 2011 net interest expense decreased by $0.5 million to $2.1 million as compared to the third quarter 2010.

•
Income Tax Benefit: The effective tax rate for the third quarter 2011 was 13.5% compared to the effective tax rate of 1.2% for the third quarter of 2010.  The increase in tax benefit was primarily due to the non-recurring goodwill impairment charge recorded in the third quarter 2010 that had a minimal tax benefit.

•
Balance Sheet:  Debt consisted of $150.0 million under our term loan and $34.5 million outstanding under the revolving credit facility. Cash and cash equivalents were $6.7 million, for a net debt position of $177.8 million as of September 30, 2011, compared to net debt positions of $140.8 million at December 31, 2010 and $172.2 million at September 30, 2010.

The Company previously announced an amendment to its credit facility, which matures in April 2016.  In connection with the amendment, the primary financial covenants included in the credit facility were amended, and the size of the revolving credit facility was reduced from $300 million to $150 million.  The amendment made no changes to the $150 million term loan or its scheduled quarterly principal payments.

Further details will be provided during Cal Dive’s conference call, scheduled for 9 a.m. Central Time on November 2, 2011.  The teleconference dial-in numbers are:  (866) 578-5771 (domestic), (617) 213-8055 (international), passcode 15478448. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com. A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the impact on the market and regulatory environment in the U.S. Gulf of Mexico resulting from the Macondo well blowout, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues	$132,906	$193,793	$352,377	$375,428
Cost of sales	120,856	147,072	345,899	336,659
Gross profit	12,050	46,721	6,478	38,769
Goodwill impairment	-	292,469	-	292,469
Fixed assets impairment	36,638	23,151	36,638	23,151
Selling and administrative expenses	13,438	15,121	46,274	45,260
Gain on sale of assets and other	419	6	3,738	1,313
Provision for doubtful accounts	-	-	(2,240)	(167)
Loss from operations	(37,607)	(284,014)	(70,456)	(320,631)
Interest expense, net	2,071	2,544	6,412	6,835
Other expense, net	48	192	210	124
Loss before income taxes	(39,726)	(286,750)	(77,078)	(327,590)
Income tax benefit	(5,359)	(3,378)	(18,952)	(14,123)
Net loss	$(34,367)	$(283,372)	$(58,126)	$(313,467)

Loss per common share:
Basic loss per share	$(0.37)	$(3.11)	$(0.63)	$(3.44)
Fully-diluted loss per share	$(0.37)	$(3.11)	$(0.63)	$(3.44)

Weighted average shares outstanding:
Basic	91,673	91,065	91,689	91,042
Fully-diluted	91,673	91,065	91,689	91,042

Other financial data:
Depreciation and amortization	16,816	17,128	51,168	51,953
Non-Cash Stock Compensation Expense	2,564	1,788	7,163	5,366
EBITDA	18,363	50,330	24,303	52,184

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS

Current assets:

Cash and cash equivalents	$6,698	$24,576
Accounts receivable -
Trade, net of allowance for uncollectable accounts	93,880	86,239
Contracts in progress	36,195	26,829
Income tax receivable	15,737	2,182
Deferred income tax assets	3,919	3,425
Other current assets	35,352	17,439
Total current assets	191,781	160,690

Property and equipment	743,725	799,757
Less - Accumulated depreciation	(244,391)	(231,966)
Net property and equipment	499,334	567,791

Other assets:
Deferred drydock costs	13,823	14,602
Other assets, net	11,224	9,218
Total assets	$716,162	$752,301

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$66,469	$58,685
Current maturities of long-term debt	4,000	59,328
Income tax payable	-	4,462
Accrued liabilities	21,785	23,281
Total current liabilities	92,254	145,756

Long-term debt	180,500	106,008
Deferred income tax liabilities	105,237	109,434
Other long term liabilities	2,698	3,392
Total liabilities	380,689	364,590

Stockholders' equity	335,473	387,711
Total liabilities and stockholders' equity	$716,162	$752,301

Calculation of Loss Per Share
(in thousands, except per share amounts)

Basic loss per share (“EPS”) is computed by dividing net loss attributable to common shares by the weighted-average shares of outstanding common stock. The calculation of diluted EPS is similar to basic EPS, except the denominator includes dilutive common stock equivalents. The components of basic and diluted EPS for common shares for the three and nine months ended September 30, 2011 and 2010 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Numerator:
Net loss	$(34,367)	$(283,372)	$(58,126)	$(313,467)
Net loss attributable to common shares	$(34,367)	$(283,372)	$(58,126)	$(313,467)

Denominator:
Basic weighted average shares outstanding	91,673	91,065	91,689	91,042
Diluted weighted average shares outstanding	91,673	91,065	91,689	91,042

Loss per share:
Total basic	$(0.37)	$(3.11)	$(0.63)	$(3.44)
Total diluted	$(0.37)	$(3.11)	$(0.63)	$(3.44)

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended September 30, 2011 and 2010
(in thousands)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity. EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
EBITDA	$18,363	$50,330	$24,303	$52,184
Less: Depreciation & Amortization	16,816	17,128	51,168	51,953
Less: Non-Cash Stock Compensation Expense	2,564	1,788	7,163	5,366
Less: Net Interest Expense	2,071	2,544	6,412	6,835
Less: Income Tax Benefit	(5,359)	(3,378)	(18,952)	(14,123)
Less: Non-Cash Goodwill Impairment Charge		292,469		292,469
Less: Non-Cash Fixed Assets Impairment Charge	36,638	23,151	36,638	23,151
Net Loss	$(34,367)	$(283,372)	$(58,126)	$(313,467)

	As of 09/30/11
Total Debt	$184,500
Less: Cash	(6,698)
Net Debt	$177,802